Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of the 25h of March, 2014, by and among RELM Wireless Corporation, a Nevada corporation (the “Company”), and the entities listed on Exhibit A hereto and their respective Affiliates (collectively, “Privet”) (each of the Company and Privet, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Privet is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,153,548 shares, representing approximately 15.8%, of the total Common Stock issued and outstanding on the date hereof;

WHEREAS, on September 11, 2013, the board of directors of the Company (the “Board”) increased the size of the Board to eight (8) members and appointed Ryan Levenson and Benjamin Rosenzweig to serve as directors of the Company;

WHEREAS, on January 10, 2014, the Board appointed Mr. Levenson to serve as a member of the Board’s Audit Committee and appointed Mr. Rosenzweig to serve as a member of the Board’s Compensation Committee;

WHEREAS, the Company and Privet believe that the best interests of the Company and its stockholders will be served by, among other things, avoiding the substantial expense and disruption that could result from additional disagreement between the Company and Privet regarding the matters referenced in this Agreement, including without limitation any solicitation by Privet of proxies with respect to the election of directors or any business proposals (any such solicitation, collectively, a "Proxy Contest") in connection with the 2014 Annual Meeting of Stockholders of the Company to be held on May 21, 2014 (including any adjournment or postponement thereof, the "2014 Annual Meeting");

WHEREAS, the Company and Privet have thus determined to come to an agreement with respect to certain matters, as provided in this Agreement;

WHEREAS, the Nominating and Governance Committee of the Board (the “Nominating Committee”) has considered the qualifications of James Henderson (“Henderson” and together with Mr. Levenson and Mr. Rosenzweig, the “Privet Nominees”) to serve on the Board;

WHEREAS, the Nominating Committee has recommended each of the Privet Nominees for election as directors at the 2014 Annual Meeting on the terms set forth in this Agreement; and

WHEREAS, the Board will approve amendments to the amended and restated bylaws of the Company (the "Bylaws"), if necessary, in order to, among other things, (i) reduce the size of the Board to seven (7), effective the 2015 Annual Meeting of Stockholders of the Company, under the circumstances set forth in Section 1(c) below (including any adjournment or postponement thereof, the "2015 Annual Meeting") and (ii) select a Board member who will not stand for election at the 2015 Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Board Matters; Director Appointments; 2014 Annual Meeting; 2015 Annual Meeting.

(a) Prior to the mailing of its definitive proxy statement relating to the 2014 Annual Meeting, the Board shall take all necessary actions to appoint Henderson to fill the current vacancy on the Board and to serve as a director of the Company, effective as soon as practicable after the date of this Agreement, but in no event later than March 26, 2014, until the earlier of the expiration of the Standstill Period (defined below) and such time as his successor is duly elected and qualified, subject to the terms of this Agreement.

(b) At the 2014 Annual Meeting, the Privet Nominees shall be nominated for election as directors of the Company with terms expiring at the 2015 Annual Meeting, and the Board will recommend, support and solicit proxies for the election of the Privet Nominees in the same manner as the Board has supported its nominees for election at the 2014 Annual Meeting and at prior annual meetings of stockholders of the Company at which the election of directors was uncontested.

(c) On or before February 20, 2015, the Board shall take such action as shall be necessary such that effective at the 2015 Annual Meeting, the size of the Board shall be reduced to seven (7) and one member of the Board then serving, determined by the affirmative vote of a majority of all of the then members of the Board, will retire (the “Retiring Member”) effective as of the 2015 Annual Meeting; provided, that if the Board selects a Privet Nominee, then Privet shall have the right to nullify such selection, and the size of the Board shall continue to be eight (8).

(d) The Company agrees that, during the Standstill Period, any increase or decrease in the size of the Board (other than in connection with the selection of the Retiring Member) shall be subject to the prior written consent of Privet.

(e) During the Standstill Period, the Board shall not remove either (i) Mr. Levenson as a member of the Audit Committee or (ii) Mr. Rosenzweig as a member of the Compensation Committee.

(f) The Board shall take all necessary actions to appoint Henderson to the Nominating Committee as soon as practicable after his appointment onto the Board, but in no event later than March 26, 2014.

(g) The Company will use its reasonable best efforts to call, solicit proxies for and convene the 2015 Annual Meeting on or prior to May 20, 2015 (the “2015 Annual Meeting Date”); provided, however, that if, notwithstanding the Company’s reasonable best efforts, a quorum for the conduct of business at the 2015 Annual Meeting is not obtained as of the 2015 Annual Meeting Date, the 2015 Annual Meeting shall be convened as promptly thereafter as practicable.

(h) The Nominating Committee will provide Privet with written notice of the persons who will be nominated for election as directors at the 2015 Annual Meeting at least ninety (90) days prior to the 2015 Annual Meeting Date; provided, however, that if such written notice is not provided to Privet at least ninety (90) days prior to the 2015 Annual Meeting Date, the Company shall postpone the 2015 Annual Meeting to be convened on a date ninety (90) days or more after the receipt of such written notice by Privet.

(i) If the Nominating Committee determines to recommend the Privet Nominees for election as directors at the 2015 Annual Meeting, the Board will recommend that the Company’s shareholders vote, and shall solicit proxies, in favor of the election of the Privet Nominees at the 2015 Annual Meeting and otherwise support the Privet Nominees for election in a manner no less rigorous and favorable than the manner in which all other nominees are supported.

(j) The notice requirements set forth in Section 1.2 of the Bylaws pertaining to shareholder nominations of candidates to stand for election as directors or regarding proposals to be considered and acted upon at any meeting of shareholders shall be waived and not apply to nominations or proposals submitted by Privet in connection with the 2015 Annual Meeting.

(k) The parties hereto expressly acknowledge and agree that the only matters that may be presented by the Company for consideration at the 2014 Annual Meeting are (i) the election of directors, (ii) the ratification of the Company’s independent registered public accounting firm, and (iii) the approval, on a non-binding basis, of the compensation arrangements for the Company’s named executive officers.

(l) At the 2014 Annual Meeting, Privet agrees to appear in person or by proxy and vote at such meeting all shares of Common Stock beneficially owned by Privet as of the record date for the 2014 Annual Meeting in favor of the proposals listed in clauses (i) through (iii) of Section 1(k) above, unless, as relates solely to the proposals listed in clauses (ii) through (iii), Institutional Shareholder Services Inc. (“ISS”) recommends otherwise, in which case Privet shall be permitted to vote all such shares of Common Stock beneficially owned by Privet in accordance with the ISS recommendation if, after discussing the proposals with the Company in good faith, Privet decides to follow the ISS recommendation rather than the Board’s recommendation.

(m) Privet will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2.	Standstill Provisions.

From the date of this Agreement until the earlier of (i) the date that is ninety (90) days prior to the 2015 Annual Meeting pursuant to Section 1(h), (ii) February 20, 2015, and (iii) such date, if any, as the Company has breached in any material respect any of its representations, warranties, agreements or obligations set forth in Sections 1, 3, 5, 7, or 13 hereof and such breach has not been cured within 30 days following written notice of such breach so long as such breach is curable (the “Standstill Period”), neither Privet nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

i. solicit, or knowingly encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

ii. advise, knowingly encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;

iii. deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Privet and otherwise in accordance with this Agreement;

iv. seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

v. seek or encourage any person to submit nominations in furtherance of a “contested solicitation” or take other applicable action for the election or removal of directors with respect to the Company;

vi. form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a group as defined under Section 13(d) of the Exchange Act, with respect to any Common Stock or take any other action that would divest Privet of the ability to vote or cause to be voted its shares of Common Stock in accordance with this Agreement;

vii. act alone or in concert with others to control or seek to control the management or the Board (excluding action (A) specifically contemplated in Section 1 and (B) taken by any Privet Nominee in his capacity as a director of the Company);

viii. with respect to the Company or the Common Stock, make any communication or announcement (other than in the ordinary course of its business on a confidential basis to their investors) stating how its shares of Common Stock will be voted, or the reasons therefor or otherwise communicate pursuant to Rule 14a–1(l)(2)(iv) under the Exchange Act;

ix. enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing;

x. make any public statement or public disclosure regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs or any of its securities or assets or this Agreement, that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this Agreement or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

xi. otherwise take, or solicit, cause or knowingly encourage others to take, any action inconsistent with any of the foregoing; or

xii. take any action challenging the validity or enforceability of this Section 2 or this Agreement, or request the Company or Board amend or waive any provision of this Section 2 (provided, that Privet may make confidential requests to the Board to amend or waive any provision of this Section 2, which the Board (excluding the Privet Nominees) may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by Privet and is made by Privet in a manner that does not require the public disclosure thereof by the Company, Privet or any other person).

3.	Representations and Warranties of the Company.

The Company represents and warrants to Privet that (a) the Company has the corporate power and authority to execute this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Privet.

Privet represents and warrants to the Company that (a) the authorized signatory of Privet set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Privet, and is a valid and binding obligation of Privet, enforceable against Privet in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Privet as currently in effect, and (d) the execution, delivery and performance of this Agreement by Privet does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Privet.

5.	Press Release.

Promptly following the execution of this Agreement, the Company and Privet shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, no Party shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Parties. During the Standstill Period, neither the Company nor Privet or the Privet Nominees shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release except as required by law or the rules of any stock exchange or with the prior written consent of the other Parties.

6.	Specific Performance.

Each of Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Privet (or any of the entities listed on Exhibit A), on the one hand, and the Company, on the other hand (the non-breaching Party being the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

7.	Expenses.

Except as expressly set forth below, neither the Company, on the one hand, nor Privet, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement or the 2014 Annual Meeting.

(a) The Company shall reimburse Privet for all reasonable fees and expenses incurred by Privet in connection with this Agreement and the nomination of the Privet Nominees upon the submission by Privet of reasonable documentation substantiating such fees and expenses; provided, however, that such reimbursement shall not exceed $10,000 in the aggregate.

8.	Mutual Non-Disparagement.

Each of the Parties covenants and agrees that, during the Standstill Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services.

9.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

10.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, postage/delivery fees prepaid, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

RELM Wireless Corporation
7100 Technology Drive
West Melbourne, Florida  32904
Attention:
Facsimile:

with a copy to:

Holland & Knight LLP
200 South Orange Avenue, Suite 2600
Orlando, FL 32801
Attention: Tom McAleavey
Facsimile: (407) 244-5288

If to Privet:

Privet Fund LP
3280 Peachtree Road
Suite 2670
Atlanta, GA  30305
Attention: Ben Rosenzweig
Facsimile: (404) 467-6101

with a copy to:

Bryan Cave LLP
One Atlantic Center, 14th Floor
1201 W. Peachtree Street, NW
Atlanta, GA  30309
Attention: Rick Miller
Facsimile:  (404) 420-0787

11.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

13.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Privet. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Privet, the prior written consent of the Company, and with respect to the Company, the prior written consent of Privet. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first written above.

THE COMPANY:

RELM Wireless Corporation

/s/ George N. Benjamin, III

Name: George N. Benjamin, III

Title: Chairman

PRIVET:

Privet Fund LP

By:  /s/ Ryan Levenson

Name:  Ryan Levenson

Title:  Managing Partner

Privet Fund Management LLC

By:   /s/ Ryan Levenson

Name:  Ryan Levenson

Title:  Managing Member

EXHIBIT A

Privet Fund LP

Privet Fund Management LLC

EXHIBIT B

MUTUAL PRESS RELEASE